Exhibit 99


 Infinity Property and Casualty Announces Third Quarter Earnings Per Share of
                                    $1.10

    BIRMINGHAM, Ala., Oct. 26 /PRNewswire-FirstCall/ -- Infinity Property and Casualty Corporation (Nasdaq: IPCC), a national provider of personal automobile insurance with an emphasis on nonstandard auto insurance, today reported that net earnings for the third quarter of 2004 were $23.0 million or $1.10 per share, on a fully diluted basis, compared to net earnings of $15.0 million or $0.72 per share for the third quarter of 2003. For the first nine months of 2004, net earnings were $64.7 million or $3.10 per share, as compared with $38.8 million or $1.89 per share for the same period in 2003.
    Operating earnings, a non-GAAP measure, were $21.1 million or $1.01 per share for the third quarter of 2004 compared to $14.5 million or $0.70 per share for the third quarter of 2003. For the first nine months of 2004, operating earnings were $60.9 million or $2.92 per share, as compared with $37.9 million or $1.84 per share for the same period in 2003. Operating earnings is defined at the end of this release and reconciled to net earnings, the most comparable GAAP measure.
    Underwriting income, a non-GAAP measure, was $22.0 million and $65.5 million in the third quarter and first nine months of 2004, respectively. By comparison, $13.8 million and $36.3 million of underwriting income was earned in the third quarter and first nine months of 2003, respectively. Infinity produced a GAAP combined ratio in the third quarter of 90.0%, compared to 92.0% in the third quarter of 2003. For the first nine months of 2004, the GAAP combined ratio was 89.9% compared to the 92.8% in the first nine months of 2003. Underwriting income is defined at the end of this release and reconciled to net earnings, the most comparable GAAP measure.
    Catastrophe losses in the third quarter of 2004 were $1.9 million including $2.2 million from the four hurricanes and a $0.3 million release of excess reserves on catastrophes from prior periods. Catastrophe losses for the third quarter of 2003 were $0.4 million.
    Net written premiums for the quarter ended September 30, 2004 were $222.1 million compared with $226.6 million for the same period in 2003. Net written premiums for the first nine months of 2004 were $682.9 million, a 9.7% increase over the $622.8 million in net premiums for the first nine months of 2003. The increase in net written premiums in the first nine months of 2004 compared to the first nine months of 2003 is largely attributable to the reduction in the auto physical damage ceded premiums from 90% in the first six months of 2003 to 10% in the first six months of 2004. Excluding the auto physical damage quota share, net premiums written in the third quarter and first nine months of 2004 were $229.6 million and $699.9 million, respectively compared to $236.5 million and $799.0 million for the same periods in 2003.
    Gross written premiums in Infinity's five franchise states of California, Connecticut, Florida, Georgia and Pennsylvania, which accounted for 82% of gross written premiums in the third quarter of 2004, grew 3.6% to $189.7 million from $183.2 million in the third quarter of 2003. Premiums in the franchise states for the first nine months of 2004 were $577.2 million compared to premiums of $567.3 million for the first nine months of 2003.

    2004 Earnings Guidance
    As a result of strong third quarter results and the outlook for the fourth quarter, Infinity is increasing its 2004 operating earnings guidance to a range of $3.80 to $3.90 from a range of $3.45 to $3.65.

    Forward-Looking Statements
    This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Statements which include the words "believes," "expects," "may," "should," "intends," "plans," "anticipates," "estimates," or the negative version of these words and similar statements of a future or forward looking nature identify forward looking statements. Examples of such forward looking statements include statements relating to Infinity's expectations concerning market and other conditions, future premiums, revenues, earnings and investment activities, expected losses and rate changes.
    Actual results could differ materially from those expected by Infinity depending on certain risks and uncertainties including but not limited to changes in economic conditions and financial markets (including interest rates), the adequacy or accuracy of Infinity's pricing methodologies, the presence of competitors with greater financial resources and the impact of competitive pricing, the ability to obtain timely approval for requested rate changes, judicial and regulatory developments adverse to the automobile insurance industry, the outcome of pending litigation against Infinity, weather conditions (including the severity and frequency of storms, hurricanes, snowfalls, hail and winter conditions), changes in driving patterns and loss trends and acts of war and terrorist activities. Infinity undertakes no obligation to publicly update or revise any of the forward-looking statements. For more detailed discussion of some of the foregoing risks and uncertainties, see Infinity's filings with the Securities and Exchange Commission.

    Conference Call
    The Company will hold a conference call to discuss 2004 third quarter
results at 11:00 a.m. (ET) today, October 26.   There are two alternative
communication modes available to listen to the call. Telephone access will be available by dialing 1-866-761-0749 and providing the confirmation code 81913596. Please dial 5 to 10 minutes prior to the scheduled start time. A replay of the call will also be available one hour following the completion of the call, at around 1:00 p.m. (ET), and will run until 8:00 p.m. on Tuesday, November 2, 2004. To listen to the replay, dial 1-888-286-8010 and provide the confirmation code 45010071. The conference call will also be broadcast live over the Internet. To listen to the call via the Internet, go to Infinity's website, http://www.ipacc.com, click on Investor Relations and follow the instructions at the webcast link. The archived webcast will be available on Infinity's website approximately one hour following the completion of the call and will be available for one year.


    Infinity Property and Casualty Corporation
    Statement of Earnings
    (in millions, except EPS)

                                  For the Quarter        For the Nine Months
                                Ended September 30,      Ended September 30,

                                  2004        2003         2004         2003
    Income:
      Earned Premiums           $220.5      $172.8       $649.6       $504.2
      Investment Income (1)       16.1        14.2         49.2         41.9
      Realized Gains               2.8         0.8          5.9          1.3
      Other (2)                    1.1         2.2          4.4          4.0
                                 240.5       190.0        709.1        551.3
    Expenses:
      Loss, Loss Adjustment and
       Underwriting Expenses     198.6       159.0        584.1        467.9
      Interest Expense             2.9         2.0          8.0          4.4
      Other  (3)                   7.8         6.8         23.1         20.6
                                 209.3       167.9        615.3        492.9
    Income before Taxes           31.2        22.1         93.8         58.4
    Income Taxes                   8.3         7.2         29.1         19.7
    Net Earnings (4)             $23.0       $15.0        $64.7        $38.8

    Net Earnings per Share -
     Basic                       $1.12       $0.73        $3.15        $1.90

    Weighted Average Shares -
     Basic                      20.567      20.348       20.555       20.347

    Net Earnings per Share -
     Diluted                     $1.10       $0.72        $3.10        $1.89

    Weighted Average Shares -
     Diluted                    20.841      20.645       20.855       20.556

    *columns may not foot due to rounding

    Notes:
    (1) Investment income for the three months and nine months ended September 30, 2004 increased primarily due to a reduction in interest paid under the auto physical damage quota share, as well as an increase in the average invested assets balance.

    (2) Other income for the nine months ended September 30, 2004 includes a $1.1 million pre-tax gain from the sale of a building in Dallas, TX.

    (3) Other expenses for the three months ended September 30, 2004 increased $1.0 million from the same period in 2003 as a result of higher than average extra-contractual charges in the third quarter of 2004.

        Other expense for the nine months ended September 30, 2004 includes a $3.4 million pre-tax loss from the write-off of unamortized debt issue costs as well as a $0.7 million pre-tax loss resulting from the sublease of excess office space.

    (4) Income taxes for the three and nine months ended September 30, 2004 include a $2.1 million tax benefit from the utilization of net operating loss carryforwards and Alternative Minimum Tax credits originating in years prior to 2003.


    Infinity Property and Casualty Corporation
    Condensed Balance Sheet
    (in millions, except book value per share)

                                                       For the Period
                                             September 30,          June 30,
                                                 2004                 2004

    Assets:
      Cash and invested assets (1)              $1,444.7            $1,398.8
      Other assets                                 513.7               506.9
            Total assets                        $1,958.4            $1,905.7

    Liabilities and Shareholders' Equity
      Unpaid losses and loss adjustment expenses  $671.6              $680.0
      Unearned Premium                             388.5               387.7
      Long-term debt                               199.3               199.3
      Other Liabilities (2)                        180.9               157.3
            Total Liabilities                    1,440.3             1,424.3

      Total shareholders' equity (3)               518.1               481.4
            Total liabilities
             and shareholders' equity           $1,958.4            $1,905.7

    Shares Outstanding                            20.568              20.565
    Book Value per Share                          $25.19              $23.41

    *columns may not foot due to rounding

    Notes:
    (1) The increase in cash and invested assets from June 2004 is primarily from changes in the market value of the fixed income portfolio as well as positive cash flow from operations.

    (2) A payable for securities purchased of $7.1 contributed to the increase in other liabilities from June 2004.

    (3) An increase in unrealized gains of $15.0 million resulting from changes in the market value of the fixed income portfolio combined with net earnings of $23.0 million resulted in the increase in shareholders' equity.

    Definitions of Non-GAAP Financial and Operating Measures
    Operating earnings are defined as net income, before realized gains and losses and the cumulative effect of a change in accounting principle, after tax. Infinity reports this non-GAAP measure because realized gains and losses can be volatile and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.
    Underwriting income measures the insurer's profit on insurance sales after all losses and expenses have been paid. It is calculated by deducting loss and loss adjustment expenses and underwriting expenses from premiums earned. Infinity reports this non-GAAP measure to show profitability before inclusion of investment income or taxes and because it is a measure used often by investors in evaluating insurance companies. Net earnings are the most comparable GAAP measure.
    Below is a schedule that reconciles operating earnings and underwriting income, both non-GAAP measures, to net earnings:


                                   For the Quarter        For the Nine Months
                                  Ended September 30,     Ended September 30,
    (in millions, except EPS)       2004       2003       2004         2003

    Premiums Earned                $220.5     $172.8     $649.6       $504.2
    Loss, Loss Adjustment and
     Underwriting Expenses          198.6      159.0      584.1        467.9

    Underwriting Income              22.0       13.8       65.5         36.3

    Investment Income                16.1       14.2       49.2         41.9
    Other Income                      1.1        2.2        4.4          4.0
    Interest Expense on Debt         (2.9)      (2.0)      (8.0)        (4.4)
    Other Expense                    (7.8)      (6.8)     (23.1)       (20.6)

    Pre-Tax Operating Income         28.4       21.4       88.0         57.1

       Income Tax Expense             7.3        6.9       27.0         19.2

    Operating Earnings, after-tax    21.1       14.5       60.9         37.9

       Realized Gains                 2.8        0.8        5.9          1.3
       Income Tax Expense             1.0        0.3        2.0          0.4
                                      1.8        0.5        3.8          0.8

    Net Earnings                    $23.0      $15.0      $64.7        $38.8

    Operating Earnings per Share -
     diluted                        $1.01      $0.70      $2.92        $1.84
    Net Realized Gains               0.09       0.02       0.18         0.05
    Net Earnings Per Share -
     diluted                        $1.10      $0.72      $3.10        $1.89

    *columns may not foot due to rounding

    Infinity also makes available an investor supplement on our website. To access the supplemental financial information, go to www.ipacc.com and click on "Investor Relations" followed by "Quarterly Reports."

SOURCE  Infinity Property and Casualty Corporation
    -0-                             10/26/2004
    /CONTACT: Roger Smith, Chief Financial Officer of Infinity Property and Casualty Corporation, +1-205-803-8188/
    /Web site:  http://www.ipacc.com /
    (IPCC)

CO:  Infinity Property and Casualty Corporation
ST:  Alabama
IN:  INS
SU:  ERN ERP CCA MAV